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                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG, LLP

The Board of Directors
Sonic Solutions

We consent to the incorporation by reference in the registration statement (No. 333-66187) on Form S-8 of Sonic Solutions of our report dated May 3, 2001, except as to note 6, which is as of June 18, 2001, relating to the balance sheets of Sonic Solutions as of March 31, 2001 and 2000, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2001, and the related financial statement schedule, which report appears in the March 31, 2001 annual report on Form on amendment no. 1 to Form 10-K of Sonic Solutions.


/s/ KPMG LLP

San Francisco, California

August 8, 2001